ALL AMERICAN GROUP, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For Immediate Release August 6, 2010

ALL AMERICAN GROUP, INC. ANNOUNCES H.I.G. ALL AMERICAN, LLC’S EXERCISE OF STOCK WARRANTS

ELKHART, Ind. - All American Group, Inc. (formerly Coachmen Industries, Inc.) (OTC:COHM.PK), today announced H.I.G. All American, LLC’s exercise of their stock warrants.

Since October 27, 2009, H.I.G. All American, LLC has provided capital to the Company through two credit arrangements, pursuant to which warrants were issued to them to acquire Company stock. We are pleased to announce that on August 3, 2010 H.I.G. exercised all of the 20,483,865 warrants issued to date. Subsequent to the issuance of the shares pursuant to this exercise, H.I.G. All American, LLC will hold 55.8% of the outstanding stock of All American Group, Inc. We are pleased because the exercise of these warrants represents a significant commitment to our Company and a clear statement of belief in our future.

All American Group, Inc.(formerly Coachmen Industries, Inc), is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500